EXHIBIT 10ii.

RESTRICTED STOCK UNITS AGREEMENT
UNDER THE BRISTOL-MYERS SQUIBB COMPANY
2012 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the "Company"), has granted to you the Restricted Stock Units (“RSUs”) specified in the Grant Summary, which is incorporated into this Restricted Stock Units Agreement (the “Agreement”) and deemed to be a part hereof. The RSUs have been granted to you under Section 6(e) of the 2012 Stock Award and Incentive Plan (the "Plan"), on the terms and conditions specified in the Grant Summary and this Agreement. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1.    RESTRICTED STOCK UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the "Committee") has granted to you as of the Award Date an Award of RSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”) or, at the discretion of the Company, the cash equivalent thereof (subject to any tax withholding as described in Section 4). The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.    RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the relevant vesting date, subject to the provisions of this Section 2. Assuming satisfaction of such employment conditions, the RSUs will become vested and non-forfeitable as follows: one-third on the third anniversary of the Award Date; an additional one-third on the fourth anniversary of the Award Date; and the final one-third on the fifth anniversary of the Award Date. In the event you attain age 65 while still an employee of the Company or a subsidiary, all unvested RSUs held by you at least one year from the Award Date will become vested and non-forfeitable, and thereafter, so long as you remain an employee of the Company or a subsidiary after attaining age 65, all other RSUs will become 100% vested one year from the Award Date.

(a)
Nontransferability. During the Restricted Period and any further period prior to settlement of your RSUs, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto. If you attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle RSUs or otherwise make payments shall terminate.

(b)
Time of Settlement. RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting), but in any event within 60 days after expiration of the Restricted Period, by delivery of one share of Common Stock for each RSU being settled, or, at the discretion of the Company, the cash equivalent thereof; provided, however, that settlement of an RSU shall be subject to Plan Section 11(k), including if applicable the six-month delay rule in Plan Sections 11(k)(i)(C)(2) and 11(k)(i)(G); provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which settlement was delayed. (Note: This rule may apply to any portion of the RSUs that vest after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of RSUs which directly or indirectly result from adjustments to RSUs shall occur at the time of settlement of, and subject to the restrictions and conditions that apply to, the granted RSU. Settlement of cash amounts which directly or indirectly result from adjustments to RSUs shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for the underlying RSUs, and subject to the restrictions and conditions that apply to, the granted RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock. Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine. At that time, you will have all of the rights of a stockholder of the Company.

(c)
Retirement and Death. In the event of your Retirement (as that term is defined in the Plan; however, if you attain age 65 before Retirement, RSUs held for at least one year will have vested prior to Retirement) or your death while employed by the Company prior to the end of the Restricted Period, you, or your estate, shall be deemed vested and entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company or a subsidiary of the Company for at least one year following the Award Date and your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company. If you are only eligible for Retirement pursuant to Plan Section 2(x)(iii), and you are employed in the United States or Puerto Rico at the time of your Retirement, you shall be entitled to the pro rata vesting described in this Section 2(c) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, you execute a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, or your release and/or non-compete or non-solicitation agreement fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates. The formula for determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Retirement or death is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154. In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(d)
Termination not for Misconduct/Detrimental Conduct. In the event your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and you are not eligible for Retirement, you shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company or a subsidiary of the Company for at least one year following the Award Date and your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company. If you are not eligible for Retirement, and you are employed in the United States or Puerto Rico at the time of your termination, you shall be entitled to the pro rata vesting described in this Section 2(d) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, you execute a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, or your release and/or non-compete or non-solicitation agreement fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates. The formula for determining the proportionate number of RSUs you are entitled to under this Section 2(d) is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)
Disability. In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii) if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the RSUs as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. For purposes of this Agreement, "Disability" or "Disabled" shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(f)
Qualifying Termination Following Change in Control. In the event your employment is terminated by reason of a Qualifying Termination during the Protected Period following a Change in Control, the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested.

(g)
Other Termination of Employment. In the event of your voluntary termination, or termination by the Company or a subsidiary for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested RSUs on the date of termination.

(h)	Other Terms.

(i)
In the event that you fail promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 4, all RSUs subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(iii)
Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(i) hereof. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company. Termination of employment means an event after which you are no longer employed by the Company or any subsidiary of the Company. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary.

(iv)
Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited, subject to Sections 2(c)-(f) hereof. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(v)
In the event of termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

(vi)
In any case in which you are required to execute a release, non-compete or non-solicitation agreement as a condition to vesting and settlement of the RSUs, the applicable procedure shall be as specified under Plan Section 11(k)(v), except that the deadline for complying with such condition shall be the period provided in this Agreement.

(i)	The following events shall not be deemed a termination of employment:

(i)	A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another;

(ii)
A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days; and

(iii)	A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment, subject to local law. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for unvested RSUs shall be extended by the length of any such leave of absence.

3.	NON-COMPETITION AND NON-SOLICIATION AGREEMENT AND COMPANY RIGHT TO FORFEITURE, INJUNCTION AND OTHER REMEDIES
You acknowledge that your continued employment with the Company or a subsidiary and the grant of RSUs is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 3.

(a)
By accepting the RSUs, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)
own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)
be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary or affiliate. You may, however, be actively connected with a Competitive Business after your employment with the Company or a subsidiary terminates for any reason, so long as (1) your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary including but not limited to the development of any product, technology or service prior to approval or sale; and (2) the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

(iii)
take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)
employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or its Related Parties or who has been employed by the Company or its Related Parties within one year of the date your employment with the Company or a subsidiary ceased for any reason whatsoever;

(v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(vi)
contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company or its Related Parties, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(vii)
engage in any activity that is harmful to the interests of the Company, including without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(b)
Forfeiture. If the Company determines that you have violated any provisions of Section 3(a) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i)	any unvested portion of the RSUs shall be immediately rescinded;

(ii)	you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination;

(iii)
if any part of the RSUs vests within the twelve-month period immediately preceding a violation of Section 3(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares); and

(iv)	the foregoing remedies set forth in this Section 3(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(c)
Company Policy. You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback or recoupment policy approved by the Committee.

(d)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)
The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii)
“Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii)
“Restricted Period” means, with respect to each RSU, the period from the Award Date until the date such RSU has become vested and non-forfeitable such that there are no longer any RSUs that may become potentially vested and non-forfeitable.

(e)
Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 3 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 3 is held to be unenforceable or invalid, the remaining parts of Section 3 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 3 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f)
Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that the forfeiture remedy set forth in this Agreement may not be adequate to prevent or remedy the harm to the Company caused by your breach. You agree that in those circumstances, the Company shall have, in addition to monetary damages and other remedies available at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

(g)	California Employees. The provisions of this Section 3 shall not apply if you are an employee resident in the State of California.

4.    RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate or your employer (“Employer”), the ultimate liability for all income tax (including federal, state, local and non-U.S. taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into shares of Common Stock or the receipt of an equivalent cash payment, and the subsequent sale of any shares of Common Stock acquired at settlement and receipt of any dividends; and, (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, by your acceptance of the RSUs, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Common Stock to be issued upon settlement of the RSUs;

provided, however, if you are a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 4 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Common Stock subject to RSUs will be sold on your behalf (or withheld) to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs for any portion of the RSUs that is considered nonqualified deferred compensation subject to Section 409A, then the number of shares sold on your behalf (or withheld) shall not exceed the number of shares that equals the liability for Tax-Related Items.

5.    DIVIDENDS AND ADJUSTMENTS

(a)	Dividends or dividend equivalents are not paid, accrued or accumulated on RSUs during the Restricted Period, except as provided in Section 5(b).

(b)
The number of your RSUs and/or other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Plan Section 11(c) or any other “equity restructuring” as defined in FASB ASC Topic 718.

6.    EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary unless otherwise specifically provided for in such plan. The RSUs and the underlying shares of Common Stock (or their cash equivalent), and the income and value of the same are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

7.    ACKNOWLEDGMENT OF NATURE OF PLAN AND RSUs

In accepting the RSUs, you acknowledge, understand and agree that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
The Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c)	All decisions with respect to future awards of RSUs or other awards, if any, will be at the sole discretion of the Company;

(d)	Your participation in the Plan is voluntary;

(e)	The RSUs and the Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;

(f)	The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(g)
No claim or entitlement to compensation or damages arises from the forfeiture of RSUs, resulting from termination of your employment or other service relationship with the Company, or any of its subsidiaries or affiliates or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its subsidiaries or affiliates or the Employer, waive your ability, if any, to bring such claim, and release the Company, any subsidiary or affiliate and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)
Unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(i)
The following provisions apply only if you are providing services outside the United States: (i) the Award and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.    NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.    RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

10.    ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

11.    DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the first vest date in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the first vest date. For your benefit, if you have not rejected the Agreement prior to the first vest date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner and once released, you waive any right to assert that you have not accepted the terms hereof.

12.    AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 19 and 22 below, the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

13.     SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.    GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of New York. For purposes of litigating any dispute that arises under this RSU grant or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this RSU grant is made and/or performed.

15.    SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

16.    DATA PRIVACY

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient's country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

17.    ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

18.    INSIDER TRADING/MARKET ABUSE LAWS

You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

19.    LANGUAGE

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, you understand that the Company will not be obligated to issue any shares of Common Stock pursuant to the vesting of the RSUs, if the issuance of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding and conclusive.

21.    ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

22.    ADDENDUM

Your RSUs shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restricted Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

23.    IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company

Bristol-Myers Squibb Company

By_________________________________________________

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company's policies regulating trading by employees. In accepting this Award, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

    I hereby agree to all the terms, restrictions and conditions set forth in the Agreement, including, but not limited to, post-employment obligations related to non-competition and non-solicitation.

Addendum
BRISTOL-MYERS SQUIBB COMPANY
SPECIAL PROVISIONS FOR RSUs IN CERTAIN COUNTRIES

Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement. This Addendum includes special country-specific terms that apply to residents in the countries listed below. This Addendum is part of the Agreement.
This Addendum also includes information of which you should be aware with respect to your participation in the Plan. For example, certain individual exchange control reporting requirements may apply upon vesting of the RSUs and/or sale of Common Stock. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2014 and is provided for informational purposes. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your RSUs vest or are settled, or you sell shares of Common Stock acquired under the Plan.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in the Addendum after the RSUs are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.
All Countries
Retirement. The following provision supplements Section 2 of the Agreement:
Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs when you attain age 65 or in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions of Section 2 regarding the treatment of the RSUs when you attain age 65 or in the event of your Retirement shall not be applicable to you.
Algeria
Exchange Control Information. Proceeds from the settlement of RSUs, the sale of Common Stock and the receipt of any dividends must be repatriated to Algeria.
Argentina
Securities Law Information. Neither the RSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. In the event that you transfer proceeds from the settlement of RSUs, sale of shares of Common Stock or any cash dividends paid on such shares into Argentina within 10 days of receipt (i.e., if the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), you will be required to deposit 30% of any proceeds in a non-interest bearing deposit account for a 365 day holding period. In any event, the Argentine bank handling the transaction may request certain documentation in connection with your request to transfer proceeds into Argentina, including evidence of the sale of shares of Common Stock and proof that no funds were remitted out of Argentina to acquire the shares of Common Stock. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it may require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days. Please note that exchange control regulations in Argentina are subject to frequent change. You are solely responsible for complying with any exchange control laws that may apply to you as a result of participating in the

Plan and/or the transfer of funds in connection with the award. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.
Foreign Asset/Account Reporting Information. Pursuant to General Resolution (AFIP) No. 3293 published on March 26, 2012, you are subject to an annual information regime under which you must report any equity interests held in the Company to the Argentine tax authorities.

Australia
Australian Addendum. The RSUs and your right to participate in the Plan are granted pursuant to the Australian Addendum and are subject to the terms and conditions as stated in the Australian Addendum, the specific relief instrument granted by the Australian Securities and Investment Commission, the Plan and the Agreement.
Securities Law Information. If you acquire shares of Common Stock pursuant to your RSUs and you offer your shares of Common Stock for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report.
Austria
Exchange Control Information. If you hold shares of Common Stock purchased under the Plan outside of Austria (even if you hold them outside of Austria at a branch of an Austrian bank), you will be required to submit a report to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the Common Stock as of any given quarter exceeds €30,000,000; and (ii) on an annual basis if the value of the Common Stock as of December 31 exceeds €5,000,000. The deadline to file the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline to file the annual report is January 31 of the following year.
When shares of Common Stock are sold, there may be exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all your cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month. If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply.
Belgium
Foreign Asset/Account Reporting Information. If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return.
Brazil
Compliance with Laws. By accepting the RSUs, you agree that you will comply with Brazilian law when you vest in the RSUs and sell shares of Common Stock. You also agree to report and pay any and all taxes associated with the vesting of the RSUs, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.
Exchange Control Information. You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$100,000. The assets and rights that must be reported include shares of Common Stock.
Canada
Settlement of RSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.
Securities Law Information. You acknowledge and agree that you will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.

Termination of Employment. This provision replaces the second paragraph of Section 2(h)(v) of the Agreement:
In the event of your termination of employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or the Plan, your right to vest in the RSUs, if any, will terminate effective as of the date that is the earlier of (1) the date upon which your employment with the Company or any of its subsidiaries is terminated; (2) the date you are no longer actively employed by or providing services to the Company or any of its subsidiaries; or (3) the date you receive written notice of termination of employment, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSUs (including whether you may be considered to be providing services while on a leave of absence).
Foreign Asset/Account Reporting Information. You may be required to report your foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. Foreign property includes shares of Common Stock acquired under the Plan. The Form T1135 must be filed by April 30 of the following year.
The following provisions apply if you are resident in Quebec:
Language Acknowledgment
The parties acknowledge that it is their express wish that this Agreement, including this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 16 of the Agreement:
You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its subsidiaries to disclose and discuss the Plan with their advisors. You further authorize the Company and its subsidiaries to record such information and to keep such information in your employee file.
Chile
Securities Law Information. Neither the Company, the RSUs nor the shares of Common Stock you may acquire upon vesting of your RSUs are registered with the Registry of Securities or under the control of the Chilean Superintendence of Securities.
Exchange Control and Foreign Asset/Account Reporting Information. You are not required to repatriate proceeds obtained from the sale of Common Stock or from dividends to Chile; however, if you decide to repatriate proceeds from the sale of Common Stock and/or dividends and the amount of the proceeds to be repatriated exceeds US$10,000, you acknowledge that you must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, you must report the proceeds to a commercial bank or registered foreign exchange office receiving the funds. If you do not repatriate the funds and use such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the transaction.
Further, if the value of your aggregate investments held outside of Chile exceeds US$5,000,000 (including the value of Common Stock acquired under the Plan), you must report the status of such investments quarterly to the Central Bank using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.
Finally, if you hold Common Stock acquired under the Plan outside of Chile, you must inform the Chilean Internal Revenue Service (the “CIRS”) of the details of your investment in the Common Stock by Filing Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad”. Further, if you wish to receive credit against your Chilean income taxes for any taxes paid abroad, you must report the payment of taxes abroad to the CIRS by filing Tax Form 1853 “Annual Sworn Statement Regarding

Credits for Taxes Paid Abroad”. These statements must be submitted electronically through the CIRS website before March 15 of each year.
China
The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:
Sales of Shares of Common Stock. To comply with exchange control regulations in China, you agree that the Company is authorized to force the sale of shares of Common Stock to be issued to you upon vesting and settlement of the RSUs at any time (including immediately upon vesting or after termination of your employment, as described below), and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.
Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of Common Stock (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations, including, but not limited to, the restrictions set forth in this Addendum for China below under “Exchange Control Information.”
Treatment of Shares of Common Stock and RSUs Upon Termination of Employment. Due to exchange control regulations in China, you understand and agree that any shares of Common Stock acquired under the Plan and held by you in your brokerage account must be sold no later than the last business day of the month following the month of your termination of employment, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”). This includes any portion of shares of Common Stock that vest upon your termination of employment. For example, if your termination of employment occurs on March 14, 2015, then the Mandatory Sale Date will be April 30, 2015. You understand that any shares of Common Stock held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sales of Shares of Common Stock" above.
If all or a portion of your RSUs become distributable upon your termination of employment or at some time following your termination of employment, that portion will vest and become distributable immediately upon termination of your employment. Any shares of Common Stock distributed to you according to this paragraph will automatically be sold upon settlement by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sales of Shares of Common Stock" above. You will not continue to vest in RSUs or be entitled to any portion of RSUs after your termination of employment.

Exchange Control Information. You understand and agree that, to facilitate compliance with exchange control requirements, you are required to hold any shares of Common Stock to be issued to you upon vesting and settlement of the RSUs in the account that has been established for you with the Company's designated broker and you acknowledge that you are prohibited from transferring any such shares of Common Stock to another brokerage account. In addition, you are required to immediately repatriate to China the cash proceeds from the sale of the shares of Common Stock issued upon vesting and settlement of the RSUs and any dividends paid on such shares of Common Stock. You further understand that such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its subsidiaries, and you hereby consent and agree that the proceeds may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date (which is the amount relevant to determining your tax liability). You agree to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.
You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions.  Under these new rules, you may be subject to reporting obligations for the Common Stock or equity awards, including RSUs, acquired under the Plan and Plan-related transactions. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.
Colombia
Exchange Control Information. Investments in assets located outside of Colombia (including Common Stock) are subject to registration with the Central Bank (Banco de la República) if the aggregate value of such investments is US$500,000 or more (as of December 31 of the applicable calendar year). Further, upon the sale of any Common Stock that you have registered with the Central Bank, you must cancel the registration by March 31 of the following year. You may be subject to fines if you fail to cancel such registration.
Czech Republic
Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the RSUs and the sale of shares of Common Stock to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.
Denmark
Stock Option Act. You acknowledge that you have received an Employer Statement in Danish.
Foreign Asset/Account Reporting Information. If you establish an account holding shares of Common Stock or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form may be obtained from a local bank. Please note that these obligations are separate from and in addition to the obligations described below.
Securities/Tax Reporting Information. If you hold shares of Common Stock acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the shares of Common Stock in the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account and any shares of Common Stock acquired at vesting and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.
In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account likely will be treated as a deposit account because cash can be held in the account. Therefore, you likely must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of the Form K can be found at the following website: www.skat.dk.
Ecuador
There are no country-specific provisions.

Egypt
Exchange Control Information. If you transfer funds into Egypt in connection with the RSUs, you are required to transfer the funds through a registered bank in Egypt.
Finland
There are no country-specific provisions.
France
Language Acknowledgement
En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.
By accepting your RSUs, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.
Exchange Control Information.  If you import or export cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities.

Foreign Asset/Account Reporting Information. If you hold shares of Common Stock outside of France or maintain a foreign bank account (including accounts that were opened and closed during the tax year), you are required to report such to the French tax authorities when filing your annual tax return.  Failure to comply could trigger significant penalties.

Germany
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank. From September 2013, the German Federal Bank no longer accepts reports in paper form and all reports must be filed electronically. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de.
In the event that you make or receive a payment in excess of this amount, you are responsible for complying with applicable reporting requirements.
Greece
There are no country-specific provisions.
Hong Kong
Securities Law Information. Warning: The RSUs and any shares of Common Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Addendum, or the Plan, or any other incidental communication materials, you should obtain independent professional advice.
Settlement of RSUs and Sale of Common Stock. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash. In addition, notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, no shares of Common Stock acquired under the Plan can be sold prior to six months from the Award Date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).
Hungary
There are no country-specific provisions.
India
Exchange Control Information. You must repatriate all proceeds received from the sale of shares of Common Stock and any cash dividends to India within a reasonable time following the receipt (i.e., within 90 days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. You are required to declare in your annual tax return (a) any foreign assets held by you or (b) any foreign bank accounts for which you have signing authority.
Ireland
Director Notification Obligation. If you are a director, shadow director, or secretary of an Irish subsidiary, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing within five business days of receiving or disposing of an interest (e.g., RSUs, Common Stock) in the Company and the number and class of shares of Common Stock or rights to which the interest relates, or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This disclosure requirement also applies to any rights or shares of Common Stock acquired by your spouse or child(ren) (under the age of 18).
Israel
Settlement of RSUs and Sale of Common Stock. Upon the vesting of the RSUs, you agree to the immediate sale of any shares of Common Stock to be issued to you upon vesting and settlement of the RSUs. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of the Common Stock to you, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Italy
Data Privacy Notice. This section replaces Section 16 of the Agreement:
You understand that the Company and the Employer are the privacy representatives of the Company in Italy and may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or any subsidiaries, details of all RSUs or any other entitlement to Common Stock awarded, canceled, vested, unvested or outstanding in your favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. You also understand that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that your denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. You understand that Personal Data will not be publicized, but it may be accessible by the Employer as the privacy representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by Morgan Stanley Smith Barney or any other data processor appointed by the Company. The updated list of processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You understand that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. You further understand that the Company and its subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and its subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley Smith Barney or other third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan or any proceeds from the sale of such Common Stock. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to section 7 of the Legislative Decree no. 196/2003, you have the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, you should contact the Employer. Furthermore, you are aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.
Plan Document Acknowledgment. By accepting the RSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum.
In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 4 (Responsibility for Taxes); Section 7 (Acknowledgement of Nature of Plan and RSUs); Section 8 (No Advice Regarding Grant); Section 9 (Right to Continued Employment); Section 11 (Deemed Acceptance); Section 13 (Severability and Validity); Section 14 (Governing Law, Jurisdiction and Venue); Section 16 (Data Privacy, as replaced by the above provision in this Addendum); Section 17 (Electronic Delivery and Acceptance); Section 18 (Insider Trading/Market Abuse Laws); Section 19 (Language); Section 20 (Compliance with Laws and Regulations); Section 21 (Entire Agreement and No Oral Modification or Waiver); Section 22 (Addendum); and Section 23 (Imposition of Other Requirements).
Foreign Asset/Account Reporting Information. If you are an Italian resident who, at any time during the fiscal year, holds foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy, you are required to report these assets on your annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if you are the beneficial owner of foreign financial assets under Italian money laundering provisions.
Tax Information. Italian residents may be subject to tax on the value of financial assets held outside of Italy. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year. For the purposes of the market value assessment, the documentation issued by the Plan broker may be used.
Japan
Foreign Asset/Account Reporting Information. If you are a resident of Japan or a foreign national who has established permanent residency in Japan, you will be required to report details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. The penalty for fraudulent reporting is imprisonment up to one year or a fine up to ¥500,000. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding RSUs or shares of Common Stock held by you in the report.
Korea
Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of shares of Common Stock or receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within 18 months of receipt.
Foreign Asset/Account Reporting Information. You will be required to declare all foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report if the monthly balance of such accounts exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency).
Kuwait
There are no country-specific provisions.
Luxembourg
There are no country-specific provisions.
Mexico
Labor Law Policy and Acknowledgment. By accepting this Award, you expressly recognize that the Company, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Bristol-Myers Squibb Company in Mexico (“BMS-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, BMS-Mexico, and do not form part of the employment conditions and/or benefits provided by BMS-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Política Laboral y Reconocimiento/Aceptación. Aceptando este Premio11 El término "Premio" se refiere a la palabra "Award.”, el participante reconoce que la Compañía, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que el único empleador del participante lo es Bristol-Myers Squibb Company en Mexico (“BMS-Mexico”), no es la Compañía en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, BMS-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por BMS-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del participante.
Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía. Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.
Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
Netherlands
There are no country-specific provisions.
Norway
There are no country-specific provisions.
Peru
Securities Law Information. The grant of RSUs is considered a private offering in Peru; therefore, it is not subject to registration.
Poland
Exchange Control Information. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland. Specifically, if the aggregate value of shares and cash held in such foreign accounts exceeds PLN 7 million, Polish residents must file reports on the transactions and balances of the accounts on a quarterly basis on special forms that are available on the website of the National Bank of Poland. In addition, Polish residents are required to transfer funds (i.e., in connection with the sale of shares of Common Stock) through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). If you are a Polish resident, you must also store all documents connected with any foreign exchange transactions you engage in for a period of five years, as measured from the end of the year in which such transaction occurred. You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting duties.
Portugal
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.
Exchange Control Information. If you acquire shares of Common Stock under the Plan and do not hold the shares with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the shares are held by a Portuguese financial intermediary, it will file the report for you.
Puerto Rico
There are no country-specific provisions.

1 El término "Premio" se refiere a la palabra "Award.”

Romania
Exchange Control Information. If you deposit the proceeds from the sale of your shares of Common Stock in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with appropriate documentation regarding the receipt of the income. You should consult with a personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

Russia
Exchange Control Information. You acknowledge that you must repatriate the proceeds from the sale of shares of Common Stock and any dividends received in relation to the RSUs within a reasonably short time of receipt. Such amounts must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing.
Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the shares of Common Stock in Russia. The issuance of Common Stock pursuant to the RSUs described herein has not and will not be registered in Russia and hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Russia.
U.S. Transaction. You are not permitted to make any public advertising or announcements regarding the RSUs or Common Stock in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Common Stock directly to other Russian legal entities or individuals. You are permitted to sell shares of Common Stock only on the New York Stock Exchange and only through a U.S. broker.
Data Privacy Consent. This section replaces Section 16 of the Agreement:
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, any subsidiary and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States, or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting the International Compensation and Benefits Group. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.
You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case and without cost, by contacting in writing the International Compensation and Benefits Group. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the International Compensation and Benefits Group.
Labor Law Information. You acknowledge that if you continue to hold shares of Common Stock acquired under the Plan after an involuntary termination of your employment, you may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because you should not hold shares of Common Stock acquired under the Plan.
Saudi Arabia
Securities Law Information. This document may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
Singapore
Securities Law Information. The grant of RSUs is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the RSUs being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement. If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., RSUs, Common Stock) in the Company or any related companies. In addition, you must notify the Singapore company when you sell shares of the Company or any related company (including when you sell shares of Common Stock acquired pursuant to your RSUs). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two business days of becoming a director.
South Africa
Exchange Control Information. You are solely responsible for complying with applicable South African exchange control regulations. Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current regulations. As noted, it is your responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
Spain
Exchange Control Information. If you acquire shares of Common Stock issued pursuant to the RSUs and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”). Generally, the declaration must be made in January for shares of Common Stock acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds €1,502,530 (or you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable. In addition, you also must file a declaration of ownership of foreign securities with the Directorate of Foreign Transactions each January.

Foreign Asset/Account Reporting Information. You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the security (including shares of Common Stock acquired at vesting of RSUs) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
In addition, to the extent you hold shares of Common Stock and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, you will be required to report information on such assets on your tax return for such year. After such shares of Common Stock and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares of Common Stock or accounts increases by more than €20,000 as of each subsequent December 31.
Labor Law Acknowledgment. This provision supplements Sections 2(g) and 7 of the Agreement:
By accepting the RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.
You understand and agree that, as a condition of the grant of the RSUs, except as provided for in Section 2 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSUs that have not vested on the date of your termination.
In particular, you understand and agree that, unless otherwise provided in the Agreement, the RSUs will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or a subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the shares of Common Stock underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the RSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award of RSUs shall be null and void.
Securities Law Information. The RSUs and the Common Stock described in the Agreement and this Addendum do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Sweden
There are no country-specific provisions.
Switzerland
Securities Law Information. The RSUs offered are considered a private offering in Switzerland; therefore, they are not subject to registration in Switzerland.
Taiwan
Exchange Control Information. You may remit foreign currency (including proceeds from the sale of Common Stock) into or out of Taiwan up to US$5,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.
Thailand
Exchange Control Information. If the proceeds from the sale of shares of Common Stock or the receipt of dividends are equal to or greater than US$50,000 or more in a single transaction, you must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition you must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your personal advisor before selling shares of Common Stock to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Tunisia
Securities Law Information. All proceeds from the sale of shares of Common Stock or the receipt of dividends must be repatriated to Tunisia. You should consult your personal advisor before taking action with respect to remittance of proceeds into Tunisia. You are responsible for ensuring compliance with all exchange control laws in Tunisia. In addition, if you hold assets abroad in excess of a certain amount, you must report the assets to the Central Bank of Tunisia.
Turkey
Securities Law Information. Under Turkish law, you are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. The shares of Common Stock are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “BMY” and the shares of Common Stock may be sold through this exchange.
Exchange Control Information. In certain circumstances, Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Therefore, you may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan. You should consult your personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.
United Arab Emirates
Securities Law Information. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its subsidiary or affiliate in the UAE. Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor taken steps to verify the information set out in them, and thus, are not responsible for such documents.

United Kingdom
Responsibility for Taxes. This provision supplements Section 4 of the Agreement:
You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe at vesting and settlement of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of income tax that should have been withheld shall constitute a loan owed by you to the Employer, effective or the Due Date. You agree that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in shares of Common Stock issued upon vesting of your RSUs or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any shares of Common Stock unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the income tax that is due is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You may be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit, which the Company or the Employer may recover from you by any means referred to in Section 4 of the Agreement.
Venezuela
Securities Law Information. The RSUs granted under the Plan and the shares of Common Stock issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan securities regulations.
Exchange Control Information. Exchange control restrictions may limit the ability to remit funds out of Venezuela in order to receive shares of Common Stock upon vesting of the RSUs, or remit funds into Venezuela following the sale of shares of Common Stock acquired upon vesting of the RSUs. The Company reserves the right to restrict settlement of the RSUs or to amend or cancel the RSUs at any time in order to comply with applicable exchange control laws in Venezuela. Any shares of Common Stock acquired under the Plan are intended to be an investment rather than for the resale and conversion of the shares into foreign currency. You are responsible for complying with exchange control laws in Venezuela and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, you should consult with you personal legal advisor before accepting the RSUs and before selling any shares of Common Stock acquired upon vesting of the RSUs to ensure compliance with current regulations.